Exhibit 99.1

    Varian Medical Systems Reports Record Earnings, Revenues, Net Orders, and Backlog for Fiscal Year 2004; Company Raises Guidance for Fiscal Year 2005

    PALO ALTO, Calif., Oct. 27 /PRNewswire-FirstCall/ -- Strong demand for new radiation therapy and X-ray imaging products contributed to another year of record earnings, revenues, net orders, and year-ending backlog for Varian Medical Systems (NYSE: VAR) in fiscal year 2004. The company today reported net earnings of $52 million ($0.37 per diluted share) for the fourth quarter of fiscal year 2004, versus net earnings of $44 million ($0.31 per diluted share) in the year-ago fourth quarter. Net earnings for fiscal year 2004 were up 28 percent to $167 million ($1.18 per diluted share) versus net earnings of $131 million ($0.92 per diluted share) for fiscal year 2003.

    Fourth-quarter revenues were $345 million, up 14 percent from the year-ago quarter, bringing revenues for the fiscal year to $1.2 billion, 19 percent higher than total revenues for fiscal year 2003. Net orders were $412 million for the fourth quarter, up 28 percent from the year ago quarter. Total net orders for fiscal year 2004 were $1.4 billion, up 21 percent from the fiscal year 2003 total. The backlog at year-end stood at $970 million, 20 percent higher than at the end of fiscal year 2003.

    "Our company had an outstanding quarter and fiscal year with growth in all of our segments," said Richard M. Levy, chairman and CEO of Varian Medical Systems. "We saw strong demand for new products that support more precise image-guided and stereotactic cancer treatments as well as solid revenue growth in our emerging flat-panel, brachytherapy, and security and inspection products."

    "Annual gross margin and operating margin increased to record levels," Levy added. "We generated operating cash flow of $63 million during the quarter and ended the fiscal year with $393 million in cash and marketable securities." The company repurchased $82 million of its common stock during the quarter, leaving a balance of 1.5 million shares in the existing repurchase authorization.

    Oncology Systems

    Oncology Systems' fourth quarter revenues for Clinac(R) accelerators and ancillary products as well as software and services for radiotherapy totaled $288 million, up12 percent from the fourth quarter of last fiscal year. Oncology Systems revenues for the fiscal year were $1 billion, up 20 percent from fiscal year 2003. This business recorded fourth-quarter net orders of $351 million, up 24 percent from the same period last year, and $1.2 billion for the fiscal year, up 20 percent from fiscal year 2003 totals. Net orders were up 10 percent in North America and up 37 percent in international markets for the year.

    "Orders for new products for image-guided radiotherapy (IGRT) and stereotactic treatments were robust during the quarter, and several centers have commenced routine IGRT procedures for their patients," Levy said. "Judging from strong customer response to our new products, we have successfully initiated another major technical advance in radiotherapy that makes it more precise, automated, and cost-effective than ever."

    Varian's Dynamic Targeting(R) IGRT technology adjusts for movements of tumors, making it possible to treat them with higher, more effective doses while protecting more of the surrounding healthy tissue. "This technology together with our new stereotactic products for ultra-precise, high dose delivery should make it possible to eradicate tumors using fewer treatments," Levy said. "These products also will help to expand the scope of radiation therapy to metastatic lesions and open the door to radiosurgical treatments using Varian technology."

    X-Ray Products

    Revenues for the X-Ray Products business, including tubes and amorphous silicon flat-panel digital imagers, were $45 million for the fourth quarter, up 21 percent from the year-ago quarter. For the full fiscal year 2004, revenues were a record $165 million, up 8 percent from fiscal year 2003.

    "Revenues and profits for our flat-panel imagers were up substantially in both the fourth quarter and the fiscal year," Levy said. "Gains in X-ray tube revenues contributed modestly to the top-line growth in this segment."

    Other

    The company's Ginzton Technology Center and its BrachyTherapy unit, recorded combined fourth quarter revenues of $12 million, up $3 million from the year-ago quarter. Combined fiscal year 2004 revenues for this segment were $40 million, up by $7 million from fiscal year 2003 levels.

    Outlook

    "With a healthy backlog and the successful addition of new products, we are raising our guidance," Levy said. "For fiscal 2005, total company revenues should increase in the 13 to 14 percent range; and earnings per diluted share should rise by nearly 20 percent over their respective 2004 totals. For the first quarter of fiscal 2005, total company revenues should increase in low double digits and earnings per diluted share should rise by nearly 20 percent over their respective totals for the comparable quarter in 2004."

    Investor Conference Call

    Varian Medical Systems is scheduled to conduct its fiscal year 2004 conference call at 2 p.m. PT today. To hear a live webcast or replay of the call, visit the investor relations page on the company's web site at www.varian.com where it will be archived for a year. To access the call via telephone, dial 1-800-299-0148 from inside the U.S. or 1-617-801-9711 from outside the U.S. and enter confirmation code 77321343. The replay can be accessed by dialing 1-888-286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 98871400. The telephone replay will be available through 5 p.m. PT, October 29, 2004.

    Varian Medical Systems, Inc., of Palo Alto, California is the world's leading manufacturer of integrated cancer therapy systems, which are used to treat thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 3,280 people who are located at manufacturing sites in North America and Europe and in its 56 sales and support offices around the world. Additional information is available on the company's investor relations web site at www.varian.com.

    Forward Looking Statements

    Except for historical information, this news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including market acceptance of or transition to new products or technologies; growth drivers; the company's orders, revenues, backlog, or earnings growth; future financial results and any statements using the terms "should," "will," "guidance," or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company's actual results to differ materially from those anticipated. Such risks and uncertainties include demand for the company's products; the company's ability to develop and deploy new products; the impact of competitive products and pricing; the effect of economic conditions and currency exchange rates; the company's ability to maintain or increase operating margins; the high and growing percentage of our revenues being derived from our international markets; the company's ability to protect the company's intellectual property; the company's reliance on sole or limited-source suppliers; the impact of reduced or limited sales to sole purchasers of certain X-ray tube products; the impact of managed care initiatives or other health care reforms on capital expenditures and/or third-party reimbursement levels; the impact of third-party reimbursement levels on orders and revenues; the company's ability to meet FDA and other regulatory requirements or product clearances; the potential loss of key distributors or key personnel; consolidation in the X-ray tubes market; the possibility that material product liability claims could harm future revenues or require us to pay uninsured claims; the ability to make strategic acquisitions and to successfully integrate the acquired operations into the company's business; the effect of changes in accounting principles; the risk of operations interruptions due to terrorism, disease, and other events beyond the company's control; and the other risks listed from time to time in the company's filings with the Securities and Exchange Commission. We assume no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

    A summary of earnings and other financial information follows.


     FOR INFORMATION CONTACT:
     Elisha Finney (650) 424-6803
     elisha.finney@varian.com

     Spencer Sias (650) 424-5782
     spencer.sias@varian.com



            Varian Medical Systems, Inc. and Subsidiary Companies
                     Consolidated Statements of Earnings
                                 (Unaudited)

    (Dollars and shares in millions,
     except per share amounts)     Q4 QTR     Q4 QTR      Q4YTD      Q4YTD
                                     2004       2003       2004       2003

    Net orders                     $412.4      322.3    1,397.6     1151.7
      Oncology Systems              351.0      282.5    1,170.4      977.0
      X-Ray Products                 48.0       30.4      184.0      142.0
      Other                          13.4        9.4       43.2       32.7

    Order backlog                  $970.5      808.4      970.5      808.4

    Revenues                       $344.8      303.3    1,235.5     1041.6
      Oncology Systems              287.6      256.8    1,030.5      855.6
      X-Ray Products                 45.1       37.2      165.4      152.9
      Other                          12.1        9.3       39.6       33.1

    Gross margin                    147.9      130.7      517.5      421.9
      As a percent of revenues      42.9%      43.1%      41.9%      40.5%

    Operating expenses
      Research and development       18.3       16.7       72.1       59.2
      Selling, general and
       administrative                50.2       47.4      189.4      164.3

    Operating earnings               79.4       66.6      256.0      198.4
      As a percent of revenues      23.0%      22.0%      20.7%      19.0%

    Interest income, net            (0.3)      (0.4)      (1.3)      (3.0)

    Earnings before taxes            79.7       67.0      257.3      201.4

    Taxes on earnings                27.9       23.4       90.1       70.5

    Net earnings(1)                 $51.8       43.6      167.2      130.9

       Net earnings per share
        - basic:(1)(2)              $0.38       0.32       1.23       0.96

       Net earnings per share
        - diluted:(1)(2)            $0.37       0.31       1.18       0.92

    Shares used in the calculation
     of net earnings per share:(2)
      Average shares outstanding
       - basic                      135.2      136.2      136.0      136.1
      Average shares outstanding
       - diluted                    140.5      142.2      142.2      142.2


    (1) Note: If the Company had elected to recognize stock compensation costs based on the fair value of options granted on their grant dates as prescribed by SFAS No. 123, net earnings for the fourth quarter of fiscal years 2004 and 2003 would have been reduced by $4.8M and $5.1M, respectively, and net earnings for the twelve months of both fiscal years 2004 and 2003 would have been reduced by $20.3M. Net earnings per basic share for the fourth quarter of fiscal years 2004 and 2003 would have been $0.35 and $0.28, respectively, and net earnings per diluted share would have been $0.34 and $0.27, respectively. Net earnings per basic share for the twelve months of fiscal years 2004 and 2003 would have been $1.08 and $0.82, respectively, and net earnings per diluted share would have been $1.03 and $0.78, respectively.

    (2) Note: The results for the fourth quarter and the twelve months of fiscal year 2003 have been restated for the two-for-one stock split (effected in the form of a 100 percent stock dividend) paid on July 30, 2004. Net earnings per basic share, prior to the stock split, for the fourth quarter and twelve months of fiscal year 2003 were $0.64 and $1.92, respectively. Net earnings per diluted share, prior to the stock split, for the fourth quarter and twelve months of fiscal year 2003 were $0.61 and $1.84, respectively.



              Varian Medical Systems, Inc. and Subsidiary Companies
                           Consolidated Balance Sheets

     (In thousands)                                October 1,  September 26,
                                                      2004         2003(2)
                                                   (Unaudited)
    Assets
    Current assets
       Cash and cash equivalents                    $239,470       $210,448
       Short-term marketable securities              112,478        112,128
       Accounts receivable, net                      288,663        252,265
       Inventories                                   127,701        116,815
       Other current assets                          116,824        113,868
          Total current assets                       885,136        805,524

    Property, plant and equipment                    254,712        236,077
       Accumulated depreciation and
        amortization                               (169,335)      (154,905)
          Net property, plant and equipment           85,377         81,172

    Long-term marketable securities                   40,970         84,820
    Goodwill                                         112,653         59,979
    Other non-current assets                          46,056         21,992
    Total assets                                  $1,170,192     $1,053,487

    Liabilities and Stockholders' Equity
    Current liabilities
       Accounts payable - trade                      $59,639        $53,231
       Accrued expenses                              255,519        234,344
       Product warranty                               40,654         36,040
       Advance payments from customers               100,277         85,801
       Current maturities of long term debt            5,250             --
          Total current liabilities                  461,339        409,416
    Long-term accrued expenses and other              41,889         21,895
    Long-term debt                                    53,250         58,500
          Total liabilities                          556,478        489,811

    Stockholders' Equity
    Common stock (1)                                 134,045        135,942
    Capital in excess of par value (1)               132,875         89,287
    Retained earnings and accumulated
     other comprehensive loss                        346,794        338,447
         Total stockholders' equity                  613,714        563,676
    Total liabilities and stockholders' equity    $1,170,192     $1,053,487


    (1) Note: The consolidated balance sheets as of October 1, 2004 and September 26, 2003 reflect the two-for-one stock split (effected in the form of a 100 percent stock dividend) paid on July 30, 2004.

    (2) Note: Certain reclassifications have been made to the prior period consolidated financial statements to conform to the current period presentation. These reclassifications have no impact on previously reported net earnings.


SOURCE  Varian Medical Systems, Inc.
    -0-                             10/27/2004
    /CONTACT: Elisha Finney, +1-650-424-6803, or elisha.finney@varian.com, or Spencer Sias, +1-650-424-5782, or spencer.sias@varian.com, both of Varian Medical Systems, Inc. /
    /Web site:  http://www.varian.com /
    (VAR)

CO:  Varian Medical Systems, Inc.
ST:  California
IN:  BIO MTC HEA
SU:  ERN ERP CCA